Exhibit 99

Dillard’s, Inc. Says CIT Not a Participant in Revolving Credit Facility

LITTLE ROCK, Ark.--(BUSINESS WIRE)--July 16, 2009--In response to recent inquiries, Dillard’s, Inc. (NYSE: DDS) (“Dillard’s or “the Company”) stated today that CIT Group, Inc. is no longer a participant in Dillard’s $1.2 Billion Revolving Credit Facility and has no ongoing financing agreements with the Company.

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishing retailers. The Company’s stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, Director of Investor Relations
501-376-5965